Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER FISCAL 2022 RESULTS AND PROVIDES UPDATED FISCAL 2022 OUTLOOK

SAN FRANCISCO – May 26, 2022 – Gap Inc. (NYSE: GPS), a portfolio of purpose-led, billion-dollar lifestyle brands including Old Navy, Gap, Banana Republic, and Athleta, and the largest specialty apparel company in the U.S., today reported fiscal 2022 financial results for its first quarter ended April 30, 2022.

“Our Q1 results and updated fiscal 2022 outlook primarily reflect industry-wide headwinds as well as challenges at Old Navy that are impacting our near-term performance. While we are disappointed to deliver results below expectations, we are confident in our ability to navigate the headwinds and re-stabilize the Old Navy business in order to deliver continued progress on our long-term strategy,” said Sonia Syngal, CEO, Gap Inc. “We believe that we can navigate this period of acute disruption and build an even more resilient and agile company. We remain anchored by our belief in our iconic purpose-led brands – Old Navy, Gap, Banana Republic, and Athleta – and are focused on making continued progress against our Power Plan strategy and getting back on track toward delivering growth, margin expansion, and value for our shareholders over the long term.”

First Quarter Fiscal 2022 - Financial Results

•Net sales of $3.5 billion, down 13% compared to last year.
•Net sales growth in the first quarter fiscal 2022 was negatively impacted by an estimated 5 percentage points related to lapping the benefit of stimulus last year and approximately 3 percentage points from divestitures, store closures, and the transition of the company’s European business to a partnership model.
•Comparable sales were down 14% year-over-year.
•Online sales declined 17% compared to last year and represented 39% of total net sales.
•Store sales declined 10% compared to last year. The company ended the quarter with 3,414 store locations in over 40 countries, of which 2,825 were company operated.
•Gross margin was 31.5%, 930 basis points lower than last year.
•Merchandise margins were down 760 basis points versus last year and included approximately $170 million, or 480 basis points, of incremental transitory air freight costs. Higher discounting at Old Navy and inflationary commodity price increases partially offset by the benefit of lower discounting at Banana Republic drove the remaining decline of approximately 280 basis points.
•Rent, Occupancy and Depreciation deleveraged 170 basis points versus last year primarily due to lower sales volume in the quarter.
•Operating loss was $197 million in the quarter; operating margin of negative 5.7%.
•Net loss of $162 million; diluted loss per share of $0.44.

First Quarter Fiscal 2022 – Balance Sheet and Cash Flow Highlights

•Ended the quarter with cash and cash equivalents of $845 million.
•Net cash from operating activities was negative $362 million. Free cash flow, 1 defined as net cash from operating activities less purchases of property and equipment, was negative $590 million.

•Ending inventory was up 34% year-over-year to $3.2 billion.
•Capital expenditures were $228 million.
•Share repurchases were $54 million, representing 3.7 million shares.
•Paid first quarter dividend of $0.15 per share, totaling $56 million.
•Board of Directors approved second quarter fiscal 2022 dividend of $0.15 per share.

1 Additional information regarding free cash flow, a non-GAAP financial measure, is provided at the end of this press release along with a reconciliation of this measure from the most directly comparable GAAP financial measure for the applicable period.

First Quarter Fiscal 2022 – Brand Results

Old Navy:
•Net sales of $1.8 billion, down 19% compared to last year. Sales in the quarter were negatively impacted by size and assortment imbalances, ongoing inventory delays, and product acceptance issues in some key categories.
•Comparable sales were down 22%.

Gap:
•Net sales of $791 million, down 11% compared to last year. The brand was slightly impacted by slowed demand stemming from inflationary pressures impacting the lower-income consumer as well as continued inventory lateness to last year. Growth at Gap Brand was also negatively impacted by the COVID-related forced lockdowns and slowed overall demand in China.
•Global and North America comparable sales were both down 11%.

Banana Republic:
•Net sales of $482 million, up 24% compared to last year. The brand is realizing the benefits of last year’s relaunch which is resonating with consumers particularly in light of the near-term shift into occasion and work-based categories.
•Comparable sales were up 27%.

Athleta:
•Net sales of $360 million, up 4% compared to last year. The brand continues to make progress in driving awareness and establishing authority in the women’s active and wellness category.
•Comparable sales were down 7%.

Fiscal Year 2022 Outlook

“We are revising our fiscal 2022 outlook to reflect the impact of certain factors impacting our near-term performance, including execution challenges at Old Navy, an uncertain macro consumer environment, inflationary cost headwinds, and a slowdown in China that is impacting Gap Brand,” said Katrina O’Connell, Executive Vice President and Chief Financial Officer, Gap Inc. “We expect our performance to improve modestly in the back half of the year and accelerate as we enter fiscal 2023. We believe that our long-term strategy is the right one and we are taking steps to position our brands, platform and people to capitalize on the significant opportunities ahead.”

•The company now expects fiscal 2022 revenue to decline in the low to mid-single digit range versus last year.
•Gross margin is expected to be in the range of 36.5% to 37.5%.

•Reported operating margin is expected to be in the range of 1.8%-2.8% with adjusted operating margin 2 in the range of 1.5% to 2.5%.
•Reported diluted earnings per share is expected to be in the range of $0.40 to $0.70.
•Adjusted diluted earnings per share, 2 excluding a net benefit expected from international initiatives, is expected to be in the range of $0.30 to $0.60.
•Net interest expense of approximately $80 million.
•Effective tax rate of approximately 27%.
•Capital expenditures of approximately $700 million.
•The company continues to expect to open about 30 to 40 stores each for Old Navy and Athleta in fiscal year 2022. As part of its 350-store closure plan, the company expects to close about 50 Gap and Banana Republic stores in North America during the year.

2 Additional information regarding expected 2022 adjusted operating margin and adjusted diluted earnings per share, both of which are non-GAAP financial measures, is provided at the end of this press release along with a reconciliation of these measures from the most directly comparable GAAP financial measures for the applicable period.

Webcast and Conference Call Information
Cammeron McLaughlin, Head of Investor Relations at Gap Inc., will host a summary of the company’s first quarter fiscal 2022 results during a conference call and webcast from approximately 2:00 p.m. to 3:00 p.m. Pacific Time today. Ms. McLaughlin will be joined by Chief Executive Officer Sonia Syngal and Chief Financial Officer Katrina O’Connell.

To access the conference call, please pre-register using this link. Registrants will receive confirmation with dial-in details.

A live webcast of the event can be accessed using this link. A replay will also be made available at investors.gapinc.com.

Non-GAAP Disclosure
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of each non-GAAP measure included in this press release is provided in the tables to this press release.

The non-GAAP measures included in this press release are free cash flow, expected 2022 adjusted operating margin, and expected 2022 adjusted diluted earnings per share. These non-GAAP measures exclude the impact of certain items that are set forth in the tables to this press release.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: navigating disruption and building a resilient and agile company; executing against our Power Plan strategy and delivering growth, margin expansion and long-term shareholder value; our performance in fiscal 2022 and fiscal 2023; positioning our brands, platform and people to capitalize on future opportunities; revenue growth in fiscal 2022 and year-over-year revenue growth in the second half of fiscal 2022; gross margin in fiscal 2022 and in the first and second halves of fiscal 2022; reported and adjusted operating margin in fiscal 2022; reported and adjusted earnings per share in fiscal 2022; the impact of international initiatives on adjusted earnings per share in fiscal 2022; net interest expense in fiscal 2022; effective tax rate in fiscal 2022; capital expenditures in fiscal 2022; store openings and closings in fiscal 2022 and completing the North American fleet rationalization; our ability to navigate industry-wide headwinds and restabilize Old Navy and the timing thereof; the impact of challenges at Old Navy on earnings per share in fiscal 2022; the impacts of inflation, fuel costs and hourly labor headwinds on our fiscal 2022 outlook; consumer demand in fiscal 2022; pressured sales in the short-term from excess inventory at Old Navy; refocusing on Old Navy’s value equation; capturing consumers in an inflationary environment; improving Old Navy’s assortment in fall and holiday; maintaining Old Navy’s leadership in denim, active and fleece categories; Old Navy’s strong stock position for back to school; optimizing Old Navy’s in-store and online size ranges; price parity across all women’s styles at Old Navy; optimizing replenishment, monitoring demand and refining extended size offerings at Old Navy; availability of core women’s sizes at Old Navy in the fall; updating Old Navy’s marketing mix and messaging; engaging customers through our new credit card program with Barclays; the strength and long-term value of Old Navy’s core assets; Old Navy’s Price ON-Lock initiative; multi-year tailwinds for Athleta; Athleta’s revenue CAGR over the long-term; Athleta’s positioning to capitalize on current consumer trends; Athleta’s assortment mix in fiscal 2022; igniting brand relevance and driving category and channel diversification at Gap; expanding Gap across wholesale and marketplaces in fiscal 2022; Banana Republic’s positioning to capitalize on current consumer trends; air freight expense in fiscal 2022, the second quarter of fiscal 2022 the second half of fiscal 2022; the impact of lockdowns in China on our fiscal 2022 outlook; the impacts of inflation, higher discounting at Old Navy, ROD deleverage and fuel costs on our fiscal 2022 gross margin; improvements in promotional levels at Old Navy in the second half of fiscal 2022; ROD deleverage in fiscal 2022; SG&A deleverage in fiscal 2022; reducing discretionary spending and managing expenses in fiscal 2022; the sale of our UK Distribution Center; the transition of our Old Navy Mexico business; and our dividend and share repurchase programs.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our financial condition, results of operations, and reputation: the overall global economic and geopolitical environment, consumer spending patterns and risks associated with the COVID-19 pandemic; the risk that our estimates regarding consumer demand are inaccurate, or that economic conditions including delayed shipments and other global supply chain challenges worsen beyond what we currently estimate; the risk that we may be unable to mitigate the impact of global supply chain disruptions on our business and operations and maintain inventory commensurate with consumer demand; the risk that inflation continues to rise, which could increase our expenses and negatively impact consumer demand; the risk that we may be unable to manage our inventory effectively and the resulting impact on our gross margins and sales; the risk that global supply chain delays will result in receiving inventory after the applicable selling season and lead to significant impairment charges; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the risk that we fail to maintain, enhance and protect our brand image and reputation; the risk that increased public focus on our ESG initiatives or our inability to meet our stated ESG goals could affect our brand image and reputation; the highly competitive nature of our business in the United States and internationally; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that our investments in customer, digital, and omni-channel shopping initiatives may not deliver the results we anticipate; the risk that we fail to manage key executive succession and retention and to continue to attract qualified personnel; the risks to our business, including our costs and global supply chain, associated with global sourcing and manufacturing; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk of data or other security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; the risk that failures of, or updates or changes to, our IT systems may disrupt our operations; the risk that our efforts to expand internationally may not be successful; the risk that our franchisees and licensees could impair the value of our brands; the risk that trade matters could increase the cost or reduce the supply of apparel available to us; the risk of foreign currency exchange rate fluctuations; the risk that comparable sales and margins will experience fluctuations; natural disasters, public health crises (similar to and including the ongoing COVID-19 pandemic), political crises (such as the ongoing conflict between Russia and Ukraine), negative global climate patterns, or other catastrophic events; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards and our new credit card arrangement; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our indebtedness agreements; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; the risk that the adoption of new accounting pronouncements will impact future results; the risk that we do not repurchase some or all of the shares we anticipate purchasing pursuant to our repurchase program; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2022, as well as our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of May 26, 2022. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2021 net sales were $16.7 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Emily Gacka
(415) 427-1972
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
(415) 832-1989
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	April 30, 2022	May 1, 2021
ASSETS
Current assets:
Cash and cash equivalents	$845	$2,066
Short-term investments	—	475
Merchandise inventory	3,169	2,370
Other current assets	991	1,091
Total current assets	5,005	6,002
Property and equipment, net	2,791	2,839
Operating lease assets	3,587	4,060
Other long-term assets	874	703
Total assets	$12,257	$13,604

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,599	$1,530
Accrued expenses and other current liabilities	1,127	1,294
Current portion of operating lease liabilities	717	798
Income taxes payable	29	16
Total current liabilities	3,472	3,638
Long-term liabilities:
Revolving credit facility	350	—
Long-term debt	1,485	2,218
Long-term operating lease liabilities	3,921	4,449
Other long-term liabilities	575	493
Total long-term liabilities	6,331	7,160
Total stockholders' equity	2,454	2,806
Total liabilities and stockholders' equity	$12,257	$13,604

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended
($ and shares in millions except per share amounts)	April 30, 2022	May 1, 2021
Net sales	$3,477	$3,991
Cost of goods sold and occupancy expenses	2,381	2,361
Gross profit	1,096	1,630
Operating expenses	1,293	1,390
Operating income (loss)	(197)	240
Interest, net	19	53
Income (loss) before income taxes	(216)	187
Income taxes	(54)	21
Net income (loss)	$(162)	$166
Weighted-average number of shares - basic	370	376
Weighted-average number of shares - diluted	370	385
Earnings (loss) per share - basic	$(0.44)	$0.44
Earnings (loss) per share - diluted	$(0.44)	$0.43

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	13 Weeks Ended
($ in millions)	April 30, 2022 (a)	May 1, 2021 (a)
Cash flows from operating activities:
Net income (loss)	$(162)	$166
Depreciation and amortization	130	120
Loss on divestiture activity	—	56
Change in merchandise inventory	(166)	69
Change in accounts payable	(336)	(205)
Change in accrued expenses and other current liabilities	(236)	40
Change in income taxes payable, net of receivables and other tax-related items	369	(18)
Other, net	39	112
Net cash provided by (used for) operating activities	(362)	340

Cash flows from investing activities:
Purchases of property and equipment	(228)	(124)
Purchases of short-term investments	—	(298)
Proceeds from sales and maturities of short-term investments	—	233
Proceeds from divestiture activity	—	28
Net proceeds from sale of building	333	—
Net cash provided by (used for) investing activities	105	(161)

Cash flows from financing activities:
Proceeds from revolving credit facility	350	—
Proceeds from issuances under share-based compensation plans	7	25
Withholding tax payments related to vesting of stock units	(14)	(32)
Repurchases of common stock	(54)	—
Cash dividends paid	(56)	(91)
Net cash provided by (used for) financing activities	233	(98)

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(7)	(1)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(31)	80
Cash, cash equivalents, and restricted cash at beginning of period	902	2,016
Cash, cash equivalents, and restricted cash at end of period	$871	$2,096
__________
(a) For the thirteen weeks ended April 30, 2022 and May 1, 2021, total cash, cash equivalents, and restricted cash includes $26 million and $30 million, respectively, of restricted cash primarily recorded in other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology improvements to automate processes, engage with customers, and optimize our supply chain in addition to building and maintaining stores. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	13 Weeks Ended
($ in millions)	April 30, 2022	May 1, 2021
Net cash provided by (used for) operating activities	$(362)	$340
Less: Purchases of property and equipment	(228)	(124)
Free cash flow	$(590)	$216

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE FIRST QUARTER OF FISCAL YEAR 2021
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of a loss on divestiture activity incurred during the first quarter of fiscal 2021. Management believes that excluding certain items from statement of operations metrics that are not part of the Company's core operations provides additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Income as a % of Net Sales	Income Taxes	Net Income	Earnings per Share - Diluted
($ in millions) 13 Weeks Ended May 1, 2021
GAAP metrics, as reported	$1,390	34.8%	$240	6.0%	$21	$166	$0.43
Adjustments for:
Loss on divestiture activity (a)	(56)	(1.4)%	56	1.4%	36	20	0.05
Non-GAAP metrics	$1,334	33.4%	$296	7.4%	$57	$186	$0.48
__________
(a) Represents the impact of the loss on divestiture activity that occurred during the first quarter of fiscal 2021 related to the Janie and Jack and Intermix brands.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR FISCAL YEAR 2022
Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for fiscal year 2022 is provided to enhance visibility into the Company's expected underlying results for the period excluding the estimated impact of strategic changes to our operating model in Mexico and the sale of the Company's U.K. distribution center. This non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	52 Weeks Ending January 28, 2023
	Low End	High End
Expected earnings per share - diluted	$0.40	$0.70
Add: Estimated impact of strategic actions (a)	0.09	0.09
Less: Estimated gain on sale of building (b)	(0.19)	(0.19)
Expected adjusted earnings per share - diluted	$0.30	$0.60
__________
(a) Represents the estimated earnings per share impact, calculated net of tax at the expected effective tax rate, of estimated net costs related to strategic changes to our operating model in Mexico.
(b) Represents the estimated earnings per share impact, calculated net of tax at the expected effective tax rate, of an expected gain on the sale of our U.K. distribution center.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s first quarter fiscal year 2022 and 2021 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended April 30, 2022
U.S. (1)	$1,673	$497	$416	$344	$3	$2,933
Canada	147	64	43	9	—	263
Europe	1	54	1	2	—	58
Asia	—	141	16	—	—	157
Other regions	20	35	6	5	—	66
Total	$1,841	$791	$482	$360	$3	$3,477
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (3)	Total
13 Weeks Ended May 1, 2021
U.S. (1)	$2,099	$556	$333	$347	$89	$3,424
Canada	159	68	34	—	—	261
Europe	—	69	3	—	—	72
Asia	1	163	16	—	—	180
Other regions	21	30	3	—	—	54
Total	$2,280	$886	$389	$347	$89	$3,991
__________
(1) U.S. includes the United States and Puerto Rico.
(2) Primarily consists of net sales from revenue generating strategic initiatives.
(3) Primarily consists of net sales for the Intermix brand, which was divested on May 21, 2021. Also includes net sales for the Janie and Jack brand through April 7, 2021.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	January 29, 2022	13 Weeks Ended April 30, 2022		April 30, 2022
	Number of Store Locations	Number of Stores Opened	Number of Stores Closed	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,252	9	3	1,258	20.2
Gap North America	520	1	9	512	5.4
Gap Asia	329	3	4	328	2.7
Gap Europe (1)	11	—	—	—	—
Banana Republic North America	446	1	2	445	3.7
Banana Republic Asia	50	1	—	51	0.2
Athleta North America	227	6	2	231	1.0
Company-operated stores total	2,835	21	20	2,825	33.2
Franchise (1)	564	23	9	589	N/A
Total	3,399	44	29	3,414	33.2
__________
(1) The 11 Gap Italy stores that were transitioned to OVS S.p.A. during the period are not included as store closures or openings for Company-operated and Franchise store activity. The ending balance for Gap Europe excludes these stores and the ending balance for Franchise includes these stores.